Exhibit 99.1

FOR IMMEDIATE RELEASE:
March 1, 2010

USEC Reports $58.5 Million Net Income for 2009

•	Net income increases $9.8 million compared to 2008; net income of $49.5 million for 4th quarter

•	Cash flow from operations of $443.4 million from monetizing inventory built in 2008

•	2010 outlook anticipates approximately $2 billion revenue, continuation of squeeze to profit margin because of embedded inventory cost

•	American Centrifuge spending level in 2010 dependent on additional infusion of capital and clear path to DOE loan guarantee commitment

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income for 2009 of $58.5 million or 37 cents per diluted share (53 cents per basic share) compared to net income of $48.7 million or 35 cents per diluted share (44 cents per basic share) for 2008. For the fourth quarter ended December 31, 2009, USEC earned $49.5 million or 31 cents per diluted share (44 cents per basic share) compared to $25.1 million or 16 cents per diluted share (23 cents per basic share) for the same quarter of 2008.

The financial results in the full year and fourth quarter reflect the receipt of approximately $70 million (pretax) related to a trade case settlement with Eurodif S.A. and its affiliates. The volume of separative work unit (SWU) sold increased by 30 percent in 2009 due to the timing of nuclear utility customer refuelings. A 7 percent increase in the average price of SWU billed to customers was offset by higher production costs and purchase costs from Russia, squeezing gross profit margins to 10.1 percent, which was in line with USEC guidance.

“We had a solid year of delivering low enriched uranium for our nuclear utility customers. Our operations were strong and total revenue exceeded $2 billion for the first time,” said John K. Welch, USEC president and chief executive officer. “We maintained our superior record of delivering the nuclear fuel that is essential to our customers, on time and on specification.”

“But it was also a year with disappointments regarding the American Centrifuge program. While we made progress in several important areas, we believed our application for a loan guarantee from the Department of Energy was on track for a conditional commitment in 2009. That didn’t happen. We demobilized construction of the American Centrifuge Plant in August and we are now focused on addressing the technical and financial concerns of the DOE in the first half of 2010,” Welch said.

Revenue

Revenue for the fourth quarter was $467.6 million, an increase of 8 percent compared to the same quarter of 2008. Revenue from the sale of SWU for the quarter was $380.8 million compared to $314.3 million in the same period last year. The volume of SWU sales increased 11 percent in the quarter while average prices billed to customers increased 9 percent. Revenue from the sale of uranium was $30.5 million, a decrease of $32.1 million from the same quarter last year. The quarterly results reflect a decrease of 24 percent in uranium volume sold at average prices that were more than 36 percent lower than in the 2008 period due to the mix, timing and terms of uranium contracts. Revenue from our U.S. government contracts segment was $56.3 million compared to $55 million in the fourth quarter last year.

For the full year, revenue was $2.04 billion, an increase of 26 percent over 2008. The timing impact of reactor refueling in 2009 on SWU sales compared to 2008 was clear as SWU volume increased 30 percent. Average SWU prices billed to customers increased 7 percent compared to last year. The volume of uranium sold decreased by 35 percent and the average price billed to customers increased 28 percent. Revenue from U.S. government contracts and other was $209.1 million, a 6 percent decline year over year due primarily to declines in contract work at the gaseous diffusion plants and expiration in 2008 of a database management contract by our subsidiary, NAC. The 2008 government contracts segment included incremental revenue for DOE contract work done in prior years.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At December 31, 2009, deferred revenue totaled $301.9 million, an increase of $105.6 million from December 31, 2008. The gross profit associated with deferred revenue as of December 31, 2009, was $57.5 million.

A majority of reactors served by USEC are refueled on an 12-to-24-month cycle, and this can lead to significant quarterly and annual swings in SWU sales volume that reflects the mix of refueling cycles. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for 2009 for SWU and uranium was $1.64 billion, an increase of $438.1 million or 36 percent, due to the substantial increase in SWU sales volume noted above and higher unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. Production costs declined $45.1 million or 5 percent in 2009 compared to 2008. This was primarily a result of buying 2 percent less electric power and paying an average cost per megawatt hour that was 9 percent lower due to a decline in fuel cost adjustment charged by the Tennessee Valley Authority (TVA). Although unit production costs declined in 2009 compared to 2008, cost of sales per SWU in 2009 was negatively impacted by higher purchase costs under the Russian Contract, the carry-forward effect of high unit production costs in 2008, and a greater allocation of production costs to SWU inventory in 2009 due to declines in uranium market prices. Production costs are allocated to uranium from underfeeding based on its net realizable value, and the remainder is allocated to SWU inventory costs.

Purchase costs for the SWU component of LEU under the Russian Contract increased $61.8 million in 2009 compared to 2008 due to an 11 percent increase in the market-based purchase cost per SWU. Purchase prices paid under the Russian Contract are set by a market-based pricing formula and have increased as market prices have increased in recent years.

Cost of sales for U.S. government contracts was $191.8 million in 2009, an increase of $8.2 million or 4 percent. Higher benefit costs were incurred resulting from the decline in the valuation of pension and postretirement benefit plan assets in 2008.

The gross profit for 2009 was $204.7 million, a decrease of $24.1 million or 11 percent over the previous year. The gross profit margin for the year was 10.1 percent compared to 14.2 percent in 2008. The lower gross profit margin reflects slightly lower margins in the LEU segment and a significant decline in the profitability of the U.S. government contracts segment. Gross profit for the U.S. government contracts segment declined $21.1 million or 55 percent in 2009 compared to 2008 due to net declines in contract services performed and higher benefit costs in 2009. In addition, the 2008 period included incremental revenue for fiscal 2002 DOE contract work based on the resolution of concerns regarding billable incurred costs.

The gross profit margin in the fourth quarter of 2009 was 9.8 percent compared to 18.1 percent in the same quarter of 2008, due to higher costs rolling through inventory in 2009 and uranium sales recognized during the fourth quarter of 2008 that carried higher margins.

Selling, general and administrative expenses in 2009 were $58.8 million, an increase of $4.5 million over 2008. Salaries and employee benefit expenses increased $2.9 million in 2009 which includes increased pension expense resulting from the decline in pension plan assets in 2008. Stock-based compensation expense increased $2.5 million compared to 2008 as the prior period included a $1.0 million credit to expense based on a decline in our stock price in the first quarter of 2008. Consulting expenses increased $0.5 million related to increased corporate and project related strategic efforts year over year, offset by reductions in other SG&A categories such as lower travel related costs.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $24.6 million in the fourth quarter and $118.4 million for the full year of 2009, a decrease of $4.4 million quarter over quarter and an increase of $8.2 million compared to the full year of 2008. For the quarter, the lower expense reflects the continued demobilization of the project while preparing the Lead Cascade for installation and operation of initial AC100 series centrifuge machines, as well as continued value engineering efforts to lower the capital cost of the AC100 machine. Advanced technology costs include expenses by NAC to develop its MAGNASTOR storage system of $0.9 million in 2009 and $1.4 million in 2008. We recorded a special charge of $4.1 million in 2009 related to one-time termination benefits for severance payments, short-term health care coverage and various contract terminations.

In May 2009, we entered into a settlement agreement with Eurodif S.A. and its affiliates. The agreement, which followed a unanimous ruling earlier in the year by the U.S. Supreme Court in our favor, settled several pending appeals and administrative proceedings arising from an antidumping order imposed on imports of French LEU by the U.S. Department of Commerce in 2002. This brought to an end all litigation and administrative proceedings regarding Commerce’s 2002 antidumping duty order, which is now expected to remain in place until at least the next five-year “sunset” review in 2012. Under the terms of the settlement agreement, USEC realized $70.7 million (pretax) in December 2009 from U.S. government distributions of duties deposited by Eurodif. The settlement agreement also provides for purchases of SWU by Eurodif in 2009 and 2010 from USEC.

Interest expense was $1.2 million, a decrease of $16.1 million as more of the interest paid was capitalized in 2009, and we repaid the remaining principal balance on the senior notes that matured in January 2009. Interest income declined $23.4 million due to a declining cash balance during 2009 and lower interest rates.

Cash Flow

At December 31, 2009, USEC had a cash balance of $131.3 million compared to $248.5 million at December 31, 2008. Cash flow from operations in 2009 was $443.4 million, compared to cash flow used in operations of $104.9 million in the previous year. The $548.3 million difference was largely due to the monetization of the SWU inventory built in 2008 in anticipation of higher SWU sales volume in 2009, and the receipt of $70.7 million realized from the U.S. government distribution of duties by Eurodif referenced previously. Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $441.3 million during 2009 compared to $441.9 million in 2008.

American Centrifuge Update

During the fourth quarter and into early 2010, we continued to develop and deploy the American Centrifuge technology. We have been working to deploy this advanced uranium enrichment centrifuge machine since 2002 and as of December 31, 2009, we had invested approximately $1.7 billion in the project. We have been building the American Centrifuge Plant (ACP) in Piketon, Ohio since May 2007. We are deploying the ACP to replace our gaseous diffusion uranium enrichment plant and to be well positioned to meet anticipated growing demand for low enriched uranium. Deploying the American Centrifuge technology will substantially reduce our power costs and modernize our production capacity, enabling us to stay competitive in the long term.

In 2008, we applied to the Department of Energy’s Loan Guarantee Program as the path for obtaining $2 billion in U.S. government guaranteed debt financing for ACP. On August 4, 2009, DOE and USEC announced an agreement to delay a final review of our loan guarantee application for the ACP until at least early 2010. As a result, we demobilized the American Centrifuge project in order to preserve liquidity. We continue to believe in the American Centrifuge technology and we are working to address DOE’s financial and technical concerns so that we will be in a position to update our application. In parallel, we are continuing American Centrifuge demonstration activities, evaluating how best to configure the project on a go-forward basis, and evaluating our strategic options for the future of the project.

Construction of the plant infrastructure and work to finalize the balance-of-plant design ceased in August 2009. However, we continued to incur costs associated with demobilization, including procurement of materials under existing contractual obligations in accordance with reductions in the scope of work with our suppliers. The plant design work is approximately 80 percent complete and would be resumed following a decision to remobilize the project. Because we have delayed high-volume machine manufacturing, work at all of our strategic suppliers has also been sharply reduced.

USEC’s near-term spending on the project is dependent upon liquidity and availability of development funds announced by DOE. In August 2009, DOE committed to provide $45 million to USEC over 18 months to support ongoing American Centrifuge technology demonstration activities. At the end of January 2010, in recognition of progress made to assemble AC100 machines for cascade testing and the promise of the technology, DOE indicated its intent to proceed with providing $45 million in matching funding, and we are working with DOE to obtain the funding on mutually acceptable terms. This would include reaching an agreement as to the source and vehicle of funding, the mechanism for our providing matching funds, and the permitted uses of any such development funds. As we seek the most cost-effective deployment plan for the project, we are evaluating the scope and scale of the plant, the deployment of machines over a longer time period, alternate financing structures, and the cost and feasibility of remobilizing at a later date. We are also continuing to work with a financial advisor on strategic alternatives for the Company.

Our near-term goals for the American Centrifuge project include:

•	Successfully start up the AC100 Lead Cascade testing program in early 2010 using upgraded production machines to improve confidence in the machines’ reliability through consistent operation.

•	Manufacture a limited number of machines and maintain the manufacturing infrastructure so we can expand the number of machines in the Lead Cascade testing program and support remobilization.

•	Continue development efforts to further improve reliability of the AC100, increase the machine’s productivity as measured by SWU output and lower its capital cost per SWU through value engineering.

•	Reduce perceived project risk and take other steps to improve our financial structure.

•	Negotiate contracts with suppliers that can provide greater certainty of cost and schedule and develop a revised project plan.

•	Continue working with customers to enter into additional long-term contracts to build on the $3.1 billion in committed sales for the output from the ACP.

All of these efforts to continue deployment of the ACP remain subject to available liquidity, our willingness to invest further in the project absent funding to complete the project, our ability to obtain a DOE loan guarantee, other risks related to the deployment of the ACP, and the negative impact of delays or a termination of the ACP on our business.

Approximately two dozen AC100 machines are operating in our demonstration facility in Piketon, Ohio and we expect to transition to Lead Cascade testing operations in early 2010. This cascade will be in a commercial plant configuration and operate under commercial plant conditions. A limited number of additional machines may be added to the cascade to support the machine manufacturing infrastructure. Installation and successful operation of these additional machines will provide the opportunity to further demonstrate that quality control issues in assembly have been rectified. Their operation will add to the number of machine hours for the AC100 centrifuges. This cascade is intended to provide additional data on equipment operation and reliability that could identify opportunities to further optimize the centrifuge and cascade design.

The 2002 DOE-USEC Agreement provides that we will develop, demonstrate and deploy the technology in accordance with a series of milestones. Four milestones remain relating to the financing and operation of the ACP. In January 2010, USEC and DOE amended the 2002 DOE-USEC Agreement to extend by one year to November 2010 the financing milestone that requires that we secure firm financing commitment(s) for the construction of the commercial American Centrifuge Plant with an annual capacity of approximately 3.5 million SWU per year. The remaining three milestones were not adjusted by the January 2010 amendment but DOE and USEC have agreed to discuss adjusting them in the future based on progress towards achieving the financing milestone and the technical progress of the program. As part of the January 2010 amendment, DOE and USEC acknowledged that no part of the 2002 DOE-USEC Agreement, including the milestones for the ACP, is dependent on the issuance by DOE of a loan guarantee to USEC. However, USEC has communicated to DOE that obtaining a timely commitment and funding for a loan guarantee from DOE is necessary in order for USEC to meet the remaining four milestones and complete the ACP.

2010 Outlook

We expect total revenue for 2010 to be approximately $2 billion as SWU sales decline but revenue from government services and sales of uranium increase. Revenue from SWU sales is expected in a range of $1.4 to $1.5 billion, or about $200 million less than 2009. This assumes a 15 percent reduction in SWU sales volume and an average price billed to customers that increases by approximately 3 percent. Our backlog of $8.0 billion in future revenue includes contracts that were signed before 2006 at lower prices and without market price or power cost adjusters. Over time, these older contracts will roll off and a greater portion of our annual revenues will be under the newer contracts. Revenue from the sale of uranium, mostly obtained from underfeeding the enrichment process, is expected to be approximately $250 million. The U.S. government contracts segment is expected to see an increase of about $80 million largely due to our one-year contract with DOE to accelerate the cleanup of the former Portsmouth plant and increased sales from NAC. We expect government contract services revenue to be just under $300 million.

On the cost side, electric power is expected to be roughly 75 percent of the cost of SWU production, our largest production cost component. We expect to buy less electricity in 2010 as we will reduce our non-summer power purchases from 2000 megawatts to 1650 megawatts beginning in September under our contract with TVA. Market conditions, such as an increase in short-term demand for SWU or uranium, could prompt us to purchase additional power. Additional power would be used to underfeed the enrichment process, allowing us to obtain incremental uranium for resale. The sale of uranium obtained as a byproduct to our enrichment process has helped moderate the impact of increases in the cost of power in recent years and a reduction in underfeeding will adversely affect our cost of sales. In addition, under the terms of the contract we pay TVA a fixed base price plus an adjustment to reflect the cost of fuel or purchased power above the cost assumed in the base price. This fuel cost adjustment declined in 2009 compared to 2008 as commodity prices for coal and natural gas have shown significant swings in recent quarters, but we remain exposed to the volatility of this adjustment. We produce approximately half of our SWU supply and purchase half from Russia under the Megatons to Megawatts program. The market-based pricing formula under the Russia contract was adjusted in 2009 to enhance the stability of pricing for deliveries in 2010 through 2013 through a formula that combines a different mix of market price points and other pricing elements. We anticipate paying Russia 8 percent more in 2010 than in 2009, compared to increases of 11 percent in each of the previous two years.

Our cost of sales continues to reflect higher production and purchase costs rolling through our inventory and these costs are increasing at a higher rate than our average price billed to customers. This continues a trend over the past three years of progressively lower gross profit margins. Thus, although revenue is expected to remain at approximately $2 billion in 2010 based on a 3 percent increase in average SWU prices billed to customers, the expected increase in the cost of sales is greater. We expect our gross profit margin in 2010 to be 5 to 6 percent, compared to 10 percent in 2009. Looking out further, we expect improvement in prices billed to customers in future years to begin to reverse this trend, subject to continued volatility of fuel cost adjustments under our power contract with TVA and uncertainty regarding our purchase price for power after the expiration of our current power contract with TVA in May 2012.

Based on our gross profit margin guidance, we expect gross profit in 2010 in a range of $100 to $120 million. Below the gross profit line, we anticipate our selling, general and administrative expense to be approximately $60 million, an increase of $1 million over the 2009 expense.

Spending related to the American Centrifuge project is restricted under our new revolving credit facility and will be dependent upon if and when additional capital becomes available. For example, if the $45 million from DOE to support development activities is provided to USEC, spending later in the year would reflect this additional funding. We expect to make further progress toward addressing concerns raised by DOE so that we are positioned to update our application under the DOE Loan Guarantee Program. We expect total spending, both capitalized and expensed, to be approximately $40 to $50 million in the first quarter of 2010, which includes building a limited number of additional AC100 machines for the Lead Cascade testing program. In addition, we are working with project suppliers to reduce any incremental exposure for additional payments. That total exposure is currently estimated to be approximately $60 million at March 31, 2010. That amount includes anticipated payments for materials to be delivered, as well as contract termination exposure. The termination exposure is a function of timing, project schedule and any modifications to work scope. This estimate could be affected by ongoing discussions with suppliers.

We expect to be revisiting our spending plan on the American Centrifuge project regularly in 2010 and if additional development funding is made available from DOE we would expect the amount of our spending to increase. However, we cannot continue a high level of spending on the project without additional capital and a clear path to a DOE loan guarantee commitment. Because the level of project spending continues to be uncertain, we are not offering annual guidance for spending on the American Centrifuge project at this time. Project expense directly affects net income, and as a consequence USEC is not providing net income, earnings per share or cash flow from operations guidance at this time.

We expect to build inventory in 2010, as we did in 2008, in anticipation of future sales. We anticipate cash flow from operations, before ACP expenses, will be roughly breakeven.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect our results are:

•	Changes to the electric power fuel cost adjustment from our current projection;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Movement and timing of customer orders;

•	Changes to SWU and uranium price indicators, and changes in inflation that can affect the price of SWU billed to customers; and

•	Additional uranium sales made possible by underfeeding the production process at the Paducah GDP.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; our success in obtaining a loan guarantee for the American Centrifuge Plant, including our ability to address the technical and financial concerns raised by DOE and the impact of a potential loan guarantee award to a competitor; the impact of the demobilization of the American Centrifuge project and uncertainty regarding our ability to remobilize the project and the potential for termination of the project; our ability to meet milestones under the June 2002 DOE-USEC Agreement related to the deployment of the American Centrifuge technology; restrictions in our revolving credit facility that may impact our operating and financial flexibility and spending on the American Centrifuge project; our ability to expand our revolving credit facility with additional commitments from financial institutions to increase the total capacity beyond $225 million; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under many existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government; limitations on our ability to compete for potential contracts with the U.S. government; changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Separative work units	$380.8	$314.3	$1,647.0	$1,175.5
Uranium	30.5	62.6	180.7	217.1
U.S. government contracts and other	56.3	55.0	209.1	222.0

Total revenue	467.6	431.9	2,036.8	1,614.6

Cost of sales:
Separative work units and uranium	372.2	308.0	1,640.3	1,202.2
U.S. government contracts and other	49.5	45.8	191.8	183.6

Total cost of sales	421.7	353.8	1,832.1	1,385.8

Gross profit	45.9	78.1	204.7	228.8
Special Charges	1.6	—	4.1	—
Advanced technology costs	24.6	29.0	118.4	110.2
Selling, general and administrative	13.7	13.6	58.8	54.3
Other (income)	(70.7)	—	(70.7)	—

Operating income	76.7	35.5	94.1	64.3
Interest expense	0.2	1.8	1.2	17.3
Interest (income)	(0.1)	(3.4)	(1.3)	(24.7)

Income before income taxes	76.6	37.1	94.2	71.7
Provision for income taxes	27.1	12.0	35.7	23.0

Net income	$49.5	$25.1	$58.5	$48.7

Net income per share – basic	$.44	$.23	$.53	$.44
Net income per share – diluted	$.31	$.16	$.37	$.35
Weighted average number of shares outstanding:
Basic	111.8	110.8	111.4	110.6
Diluted	160.5	158.9	160.1	158.7

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)

	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$131.3	$248.5
Accounts receivable	191.4	154.1
Inventories:
Separative work units	805.1	813.0
Uranium	482.1	402.1
Materials and supplies	14.0	16.8

Total Inventories	1,301.2	1,231.9
Deferred income taxes	48.6	67.9
Other current assets	297.1	188.3

Total Current Assets	1,969.6	1,890.7
Property, Plant and Equipment, net	1,115.1	736.1
Other Long-Term Assets
Deferred income taxes	270.3	273.3
Deposit for surety bonds	158.3	135.1
Bond financing costs, net	10.0	12.0
Goodwill	6.8	6.8
Other long-term assets	2.0	1.3

Total Other Long-Term Assets	447.4	428.5

Total Assets	$3,532.1	$3,055.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$—	$95.7
Accounts payable and accrued liabilities	153.4	172.3
Payables under Russian Contract	134.8	121.5
Inventories owed to customers and suppliers	469.4	130.2
Deferred revenue and advances from customers	325.0	196.7

Total Current Liabilities	1,082.6	716.4
Long-Term Debt	575.0	575.0
Other Long-Term Liabilities
Depleted uranium disposition	155.6	119.5
Postretirement health and life benefit obligations	168.9	168.1
Pension benefit liabilities	176.6	223.1
Other liabilities	97.8	90.8

Total Other Long-Term Liabilities	598.9	601.5
Stockholders’ Equity
Preferred stock, par value $1.00 per share, 25,000,000 shares
authorized, none issued	—	—
Common stock, par value $.10 per share, 250,000,000 shares
authorized, 123,320,000 shares issued	12.3	12.3
Excess of capital over par value	1,179.6	1,184.2
Retained earnings	322.4	263.9
Treasury stock, 9,926,000 and 11,564,000 shares	(71.3)	(84.1)
Accumulated other comprehensive loss, net of tax	(167.4)	(213.9)

Total Stockholders’ Equity	1,275.6	1,162.4

Total Liabilities and Stockholders’ Equity	$3,532.1	$3,055.3

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2009	2008	2007
Cash Flows From Operating Activities
Net income	$58.5	$48.7	$96.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31.9	34.2	39.5
Deferred income taxes	(1.6)	3.1	(40.6)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	(37.3)	98.8	(37.0)
Inventories – net (increase) decrease	269.9	(270.6)	36.2
Payables under Russian Contract – increase (decrease)	13.3	9.3	6.9
Deferred revenue, net of deferred costs – increase (decrease)	(3.9)	24.5	5.1
Accrued depleted uranium disposition	36.1	21.2	26.8
Accounts payable and other liabilities – increase (decrease).	44.6	(31.2)	(25.1)
Other, net	31.9	(42.9)	0.8

Net Cash Provided by (Used in) Operating Activities	443.4	(104.9)	109.2

Cash Flows Used in Investing Activities
Capital expenditures	(441.3)	(441.9)	(137.2)
Deposits for surety bonds, net	(22.5)	(35.3)	(33.2)

Net Cash (Used in) Investing Activities	(463.8)	(477.2)	(170.4)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	196.6	48.3	75.1
Repayments under credit facility	(196.6)	(48.3)	(75.1)
Repayment and repurchases of senior notes	(95.7)	(54.3)	—
Tax benefit related to stock-based compensation	—	—	0.9
Proceeds from issuance of convertible senior notes	—	—	575.0
Payments made for deferred financing costs	(0.7)	(1.3)	(14.3)
Common stock issued (purchased), net of issuance costs	(0.4)	0.1	214.3

Net Cash Provided by (Used in) Financing Activities	(96.8)	(55.5)	775.9

Net Increase (Decrease)	(117.2)	(637.6)	714.7
Cash and Cash Equivalents at Beginning of Period	248.5	886.1	171.4

Cash and Cash Equivalents at End of Period	$131.3	$248.5	$886.1

Supplemental Cash Flow Information
Interest paid, net of capitalized interest	$0.7	$15.9	$6.9
Income taxes paid	4.5	50.0	101.9